UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/01/2008

MCG Capital Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-33377

Delaware	54-1889518
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209
(Address of principal executive offices, including zip code)

(703) 247-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On May 1, 2008, MCG Capital Corporation ("MCG Capital") announced that SunTrust Bank provided the annual renewal of its liquidity facility supporting MCG Capital's $250 million committed secured warehouse credit facility. The warehouse facility maturity is November 2010, with annual liquidity renewals required each year. In connection with this renewal, MCG Capital entered into the ninth amendment to its MCG Commercial Loan Funding Trust facility, funded by Three Pillars Funding LLC, an asset-backed commercial paper conduit administered by SunTrust Robinson Humphrey, Inc. Pursuant to the renewal, (1) the interest rate for the Class A advances increased from the commercial paper rate plus 0.75% to the commercial paper rate plus 1.50%, and (2) the interest rate for the Class B advances increased from the commercial paper rate plus 1.50% to the commercial paper rate plus 2.50%. Furthermore, the facility commitment fee increased from 0.20% to 0.30%, and MCG Capital paid a facility renewal fee of $750,000.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure contained in Item 1.01 above is incorporated in this Item 2.03 by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1: Ninth Amendment to Sale and Servicing Agreement, dated as of May 1, 2008, by and among MCG Commercial Loan Funding Trust, MCG Capital Corporation, Three Pillars Funding LLC, SunTrust Robinson Humphrey, Inc., and Wells Fargo Bank, National Association.

Exhibit 99.2: MCG Capital Corporation Press Release dated May 1, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG Capital Corporation

Date: May 02, 2008	By:	/s/ Michael R. McDonnell
Michael R. McDonnell
Chief Operating Officer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1
Ninth Amendment to Sale and Servicing Agreement, dated as of May 1, 2008, by and among MCG Commercial Loan Funding Trust, MCG Capital Corporation, Three Pillars Funding LLC, SunTrust Robinson Humphrey, Inc., and Wells Fargo Bank, National Association

EX-99.2	MCG Capital Corporation Press Release dated May 1, 2008